UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2014

IDENIX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 Bent Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

(617) 995-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e) At a meeting of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Idenix Pharmaceuticals, Inc. (the “Company”) held on February 10, 2014, the Committee authorized the payment of annual bonus and equity awards to the Company’s executive officers (other than Ronald C. Renaud, Jr., the Company’s President and Chief Executive Officer) identified below for services rendered during the year ended December 31, 2013.

Additionally, the Committee approved annual base salaries and targets for cash bonus and equity incentives for 2014 for each of these executive officers. The Committee proposed a recommendation to the Company’s Board regarding Mr. Renaud’s annual bonus and equity awards for services rendered during 2013 and his base salary and targets for cash bonus and equity incentives for 2014.

At a subsequent meeting of the Board held on February 11, 2014, the Board authorized the payment of an annual bonus award and the grant of the equity award to Mr. Renaud for services rendered during the year ended December 31, 2013 and approved his annual base salary and targets for cash bonus and equity incentives for 2014 based upon the Committee’s recommendation.

For fiscal 2013, overall corporate performance was less than 100%. The Compensation Committee determined to approve a total cash incentive bonus pool of 65% of the aggregate target cash incentive bonus pool. This percentage was applied to the cash incentive bonuses of the Company’s named executive officers, including Mr. Renaud. Other than for Mr. Renaud, the actual cash performance incentive award for an executive officer is determined according to the named executive officer’s level of achievement and performance category against the corporate objective and such executive’s individual objectives. Due to the expectations uniquely associated with his position as president and chief executive officer, Mr. Renaud’s cash incentive award is based solely on the achievement of corporate goals and objectives. Furthermore, the Board determined not to increase Mr. Renaud’s base salary for 2014 and the Compensation Committee determined not to increase base salaries for any of the other named executive officers, other than Ms. Beckman. The Committee and the Board’s respective determinations were made following a comprehensive review of market data provided by an independent compensation consultant and the level of achievement of both corporate and individual performance goals for the year ended December 31, 2013.

Identified below is the 2013 cash bonus award and 2014 annual base salary, target cash bonus and equity incentive data with respect to each of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K), other than Dr. David Standring, the Company’s former Chief Scientific Officer and Dr. Jacques Dumas, the Company’s current Chief Scientific Officer. Dr. Standring ceased to be an officer of the Company on September 9, 2013. Dr. Dumas joined the Company in January 2014 and therefore did not earn any cash bonus for 2013. Furthermore, his base salary and targets for cash bonus and equity incentives for 2014 were previously disclosed in a Current Report on Form 8-K, dated December 30, 2013 on file with the Securities and Exchange Commission. For each named executive officer, the 2013 cash bonus was based on the Company’s performance of corporate goals related to preclinical, clinical, regulatory, financial and strategic targets. In addition to these corporate goals, which were applicable to all of the Company’s executive officers, individual performance goals specific to executive officers were also considered.

Each executive officer named below is a party to a written employment arrangement with the Company. These agreements and arrangements have been filed as exhibits to the Company’s annual and quarterly reports on file with the Securities and Exchange Commission. These arrangements provide for the annual payment of bonuses in a range from zero to 200% of the target bonus amount, dependent upon achievement of the previously determined performance goals. The bonus targets for each officer were established in the respective employment arrangements. To the extent that such bonus targets increase, the newly increased bonus target amount becomes the minimum bonus target amount for all future periods remaining during the term of the employment arrangement. The Committee may, in its discretion, review the target bonus and target option award for the executive officers named below at any time during the calendar year.

	2013			2014
Named Executive Officer	Cash Bonus	Option Grant (shares)(1)		Base Salary	Target Bonus (% of base salary)	Target Option Award (shares)
Ronald C. Renaud, Jr.	$215,000	400,000	(2)	$550,000	60%	350,000
President and Chief Executive Officer
Daniella Beckman	101,000	100,000	(2)	345,000	50%	100,000
Senior Vice President, Chief Financial Officer and Treasurer
Douglas Mayers	99,000	100,000	(2)	380,000	50%	120,000
Executive Vice President and Chief Medical Officer
Maria Stahl	92,000	100,000	(2)	340,000	50%	100,000
Senior Vice President, General Counsel

(1)	The options have been granted pursuant to our stock incentive plans and are evidenced by stock option agreements that been approved by the Committee. The terms and conditions of these awards are substantially consistent with those granted to other employees of the Company. These terms and conditions are set forth in the employment agreements or arrangements between the Company and the respective officer.
(2)	The option vests in 48 equal monthly installments beginning on February 28, 2014.

Additional information regarding compensation of executive officers will be included in the Company’s proxy statement to be filed in connection with its 2014 Annual Meeting of Stockholders to be held on June 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: February 14, 2013	By:	/s/ Maria Stahl
Maria Stahl
Senior Vice President and General Counsel